FIRST AMENDMENT TO THE

IBC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This First Amendment to the IBC Supplemental Executive Retirement Plan (the “SERP”) is made at Kansas City, Missouri as of this 3rd day of February, 2004, by Interstate Bakeries Corporation (the “Company”) as follows:

WHEREAS, Section 6.2 of the SERP grants the Compensation Committee of the Company’s Board of Directors (the “Committee”) the authority to amend, modify or terminate the SERP at any time; and

WHEREAS, the Committee has determined that it is necessary to amend the SERP as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The last 2 sentences of Subsection (t) of Section 2.1 are deleted in their entirety and replaced with the following:

“Further, in the event that after the Effective Date the Compensation Committee removes an Employee, salary grade or position from Schedule A, or the Employee is removed from any salary grade or position on Schedule A, then unless otherwise provided on Schedule A, the Years of Credited Service and Final Average Earnings shall only be recognized for purposes of this IBC SERP through the date of removal. If the Employee whose name is removed from Schedule A or who is removed from a salary grade or position on Schedule A, or whose salary grade or position is removed from Schedule A, is subsequently placed in a salary grade or position on Schedule A or whose name or then current salary grade or position is added or restored to Schedule A, that Employee’s Years of Credited Service and Final Average Earnings shall be recognized for purposes of this IBC SERP as if the Employee or the Employee’s salary grade or position had never been removed from Schedule A, or the Employee had never been removed from a salary grade or position on Schedule A.”

2. Subsection (a) of Section 3.1 is amended by adding the words “, by salary grade” after the word “name”.

3. The last sentence of Section 3.1 is deleted in its entirety and replaced with the following:

“Further, in the event that an Employee’s name, salary grade or position is removed from Schedule A or the Employee is removed from a salary grade or position on Schedule A, such Employee, if he or she satisfies the requirements of (b) and (c) above, shall become a Participant and shall be credited with Years of Credited Service and Final Average Earnings to the extent provided in the second to last sentence of Section 2.1(t).”

IN WITNESS WHEREOF, this First Amendment is executed as of the date and year first written above.

INTERSTATE BAKERIES CORPORATION

By:	/s/ James R. Elsesser
Chairman and Chief Executive Officer

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